December 24, 2014

Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Re: Cell MedX Corp. (fka: Sports Asylum, Inc.)

We have read the statements of Cell MedX Corp. (fka: Sports Asylum, Inc.)
included under Item 4.01 of Form 8-K dated December 24, 2014 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC